Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Sean Collins, Partner	Alireza Saifi, Vice President, Finance
CCG Investor Relations	Axesstel, Inc.
15300 Ventura Blvd., Suite 303	6815 Flanders Drive, Suite 210
Sherman Oaks, CA 91403	San Diego, CA 92121
+1 818.789.0100, ext. 202	+1 858.625.2100

AXESSTEL ANNOUNCES SECOND-QUARTER FY 2004 RESULTS

Conference call today at 10:00 a.m. Pacific

Second Quarter Highlights:

•	Up to $45 mm in anticipated revenue from Tata Teleservices for FY 2004

•	Successful initial ramp to $7.9 mm in revenue for Q2 2004, a 59% gain in total revenue and 379% increase in product revenue vs. Q2 2003

•	Results reflect initial production for TeleCard, BellSouth and Tata Teleservices

•	Launch of new 450 MHz Fixed Wireless phones expected as early as the end of Q3

•	First full quarterly production from Wistron NeWeb Corporation

SAN DIEGO – August 5, 2004 – Axesstel, Inc. (AMEX: AFT), a leader in developing, manufacturing and marketing high-quality, CDMA-based fixed wireless voice and data solutions, hybrid terminals and engineering services to operators worldwide, today announced results for the second quarter of 2004.

For the second quarter ended June 30, 2004, Axesstel posted revenues of $7.9 million, a 59% increase as compared to $5.0 million for the quarter ended June 30, 2003. Of the 2003 revenues, $1.6 million were from the sale of Fixed Wireless products. During the twelve months since the close of the second quarter of 2003, the Company has transitioned all operations into product sales and essentially discontinued engineering services for third parties. On a sequential basis, second-quarter revenues of $7.9 million compare very favorably with revenue of $429,000 for the first quarter 2004, during which the Company was in the process of shifting to production.

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For the six months ended June 30, 2004, Axesstel’s revenues were $8.3 million as compared to $8.2 million for the six months ended June 30, 2003. Comparable Fixed Wireless revenues for the six-month period of 2003 totaled $2.1 million.

For the second quarter of 2004, the Company’s quarterly net loss was $(999,000), or a loss of $(0.12) per share, versus net income of $205,000 or earnings of $0.03 per basic share, $0.02 diluted, for the prior-year second quarter.

For the six months ended June 30, 2004, net loss was $(2.4) million or $(0.30) per share, versus net income of $1,013,000, or earnings of $0.16 per basic share, $0.11 diluted, for the corresponding six months of the prior year.

The Company’s quarterly selling, general and administrative expenses (SG&A) increased year-over-year, from $1.3 million for the 2003 second quarter to $1.6 million for the 2004 second quarter. Comparing sequentially, SG&A for the 2004 first quarter totaled $1.7 million.

For the six months ended June 30, 2004, SG&A was $3.4 million, as compared with $1.9 million for the corresponding period of 2003.

Research and development (R&D) costs grew from $374,000 in the 2003 second quarter to $894,000 in the 2004 second quarter. Research and development in the first quarter of 2004 totaled $664,000. The increase in the 2004 second quarter R&D expenses over the first quarter of 2004 is based upon increased development costs for soon-to-be-launched products, such as Axesstel’s EVDO terminal, which is anticipated to be launched as early as the end of the 2004 third quarter.

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Six-month R&D investments grew from $439,000 in the first six months of 2003 to $1.6 million in the first six months of 2004.

The Company had $1.5 million in cash and cash equivalents at June 30, 2004, as compared to $376,000 at December 31, 2003. The strengthened balance sheet reflects the impact of growth in production orders as well as approximately $6.7 million in financing arranged early in 2004.

During the second quarter, Axesstel’s stock, which was previously traded on the OTC Bulletin Board, commenced trading on the American Stock Exchange under the symbol AFT. In April, the Company announced a large supply agreement with BellSouth and their ten South American carriers, launched two new CDMA 450 phones that are well-suited for use in rural areas worldwide, and named Chief Operating Officer David Morash as President and COO. In May, trading on the American Stock Exchange began, and the Company’s registration statement on Form S-3 went effective, registering previously unregistered shares that had been issued in connection with two early-2004 rounds of financing totaling $6.7 million. The second quarter of 2004 was the first full quarter in which the Company’s production partnership with Taiwan’s Wistron NeWeb had a meaningful impact on financial results.

Since the end of the quarter, the Company released additional details of sales of its products to large India telecommunications carrier Tata Teleservices. Revenues of up to $45 million are anticipated from shipments to Tata in 2004. The Company also has announced an additional business development agreement with large China telecommunications company Nanjing Panda Communication Development Co., (“Panda”) involving cross-marketing of Axesstel’s leading-edge CDMA products and Panda’s GSM technologies.

“This is essentially a different company than it was at this time last year, and we are very optimistic for the balance of 2004 and beyond, which we believe is supported by a close reading of our quarterly and six-month performance,” commented Mike Kwon, Axesstel’s

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Chairman and CEO. “Our shift into large production orders is on track and is expected to favorably impact financial results for the rest of 2004 and beyond. We can already see our financial indicators moving in the right direction, with sequential improvements from the first to the second quarters of this year in revenues, and improvement in the bottom line.”

Company updates guidance for balance of the fiscal year

Based on production orders received late last year and during the year to date, management expects the Company to report third-quarter revenues in the range of $15 million to $20 million. Further, management continues to expect the Company to become cash-flow positive and earnings positive by the final quarter of 2004, with fourth quarter revenues in the range of $20 million to $25 million.

Conference call today at 10:00 a.m. Pacific time

In connection with second-quarter results, Axesstel will host a conference call at 10:00 a.m. PDT (1:00 p.m. EDT) today, Thursday, August 5, 2004 to discuss 2004 second-quarter results.

Joining Mike Kwon, Chairman and CEO of Axesstel, Inc., will be David Morash, President and Chief Operating Officer, and Alireza Saifi, Vice President, Finance.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Thursday, August 5 at 1:00 p.m. PDT, through Thursday, August 12 at 9:00 p.m. PDT. To access the replay dial (800) 642-1687 and enter the conference ID number 9197908.

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About Axesstel, Inc.

Axesstel, Inc. produces next generation wireless, fixed and hybrid mobile devices based on CDMA, CDMA2000, 802.11, and emerging 3G and 4G broadband IP technologies. The Company is pursuing technology and applications that will enable the development and delivery of carrier-class subscriber-based solutions, including fixed terminals, handsets and wireless payphones. To date, Axesstel’s Qualcomm-licensed products can be found in more than 15 countries worldwide. The Company is headquartered in San Diego, California with a research and development center in Seoul, Korea. For more information, visit the company’s Website at www.axesstel.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to customer shipment levels, manufacturing capabilities, financial performance, technology and product development which may affect future results and the future viability of the Company. The Company wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the possibility of unforeseen manufacturing difficulties, the risks of dependence on large customers such as Tata Teleservices and the risk factors noted in the Company’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; the Company’s need to gain market acceptance for its products; potential intellectual property-related litigation, the Company’s need to attract and retain skilled personnel; and the Company’s reliance on third-party suppliers.

(FINANCIAL TABLES FOLLOW)

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AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	For the three months ended		For the six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net revenues
Product sales	$7,874,990	$1,644,900	$8,303,590	$2,080,275
Engineering service	0	3,317,750	0	6,161,480

	7,874,990	4,962,650	8,303,590	8,241,755
Cost of goods sold
Product sales	6,897,584	2,229,354	7,243,001	2,784,825
Engineering service	—	780,667	—	1,449,797

Gross profit	977,406	1,952,629	1,060,589	4,007,133

Research and development	893,925	374,261	1,557,981	438,789
Selling, general and administrative expenses	1,623,167	1,252,740	3,355,911	1,932,003

Total Operating Expenses	2,517,092	1,627,001	4,913,892	2,370,792

Operating income (loss)	(1,539,686)	325,628	(3,853,303)	1,636,341

Other income (expense)
Interest income and other income	2,445	110,680	7,004	226,736
Interest expense and other expense	(127,006)	(72,247)	(211,689)	(78,481)

Total other income (expense)	(124,561)	38,433	(204,685)	148,255

Income (loss) before income taxes	(1,664,247)	364,061	(4,057,988)	1,784,596

Provision (benefit) for income taxes	(665,699)	158,976	(1,623,195)	771,785

Net income (loss)	(998,548)	205,085	(2,434,793)	1,012,811

Other comprehensive income (loss)
Foreign currency translation adjustment	(3,835)	(36,966)	(5,031)	(46,321)

Comprehensive income (loss)	(1,002,383)	168,119	(2,439,824)	966,490

Basic earnings (loss) per common share	$(0.12)	$0.03	$(0.30)	$0.16

Diluted earnings (loss) per common share	$(0.12)	$0.02	$(0.30)	$0.11

Weighted average number of common shares - basic	8,314,801	6,366,278	8,108,310	6,222,844

Weighted average number of common shares - diluted	8,314,801	9,248,168	8,108,310	9,104,734

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AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

ASSETS

	(Unaudited) June 30, 2004	December 31, 2003
Current assets
Cash and cash equivalents	$1,490,336	$376,336
Accounts receivable	3,884,000	1,408,888
Prepayments and other current assets	517,080	612,687

Total current assets	5,891,416	2,397,911

Property and equipment, net	1,836,169	1,463,266

Other assets
Deferred tax assets	2,503,195	880,000
License fee	3,000,000	3,000,000
Software development costs	1,255,590	1,033,909
Goodwill	385,564	522,453
Other assets, net	782,204	483,399

Total other assets	7,926,553	5,919,761

Total assets	$15,654,138	$9,780,938

LIABILITIES AND STOCKHOLDERS’ EQUITY

	(Unaudited) June 30, 2004	December 31, 2003
Current liabilities
Accounts payable	$1,411,171	$1,479,466
Due to Qualcomm, Inc.	1,086,323	1,300,000
Due to Wistron NeWeb	3,377,702	—
Note payable	684,063	200,000
Current obligations under capital leases	—	221,040
Customer advances	159,000	—
Fund raising advances	—	1,720,000
Accrued expenses and other current liabilities	278,845	810,524

Total current liabilities	6,997,104	5,731,030

Long-term liabilities
Note Payable	2,720,650	—

Total long-term liabilities	2,720,650	—

Stockholders’ equity
Stockholders’ Equity	5,936,384	4,049,908

Total stockholders’ equity	5,936,384	4,049,908

Total liabilities and stockholders’ equity	$15,654,138	$9,780,938

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